                                                                   EXHIBIT 10.11

                        DATED 28 SEPTEMBER 2001


                       BTG INTERNATIONAL LIMITED


                                - and -


                             TOLERRX, INC



                           LICENCE AGREEMENT

                                 INDEX

Clause                     Heading                                          Page
------                     -------                                          ----
 1                         Definitions                                       1
 2                         Payments                                          7
 3                         Commencement and duration                         7
 4                         Licences and Patents                              8
 5                         Exclusivity                                       10
 6                         Know-how                                          11
 7                         Royalties                                         12
 8                         Accounting for royalties                          16
 9                         Currency and taxes                                17
10                         Verification                                      17
11                         Suspension of royalties and Payments              17
12                         Undertakings by the Licensees                     18
13                         Marking                                           19
14                         Supplementary Protection                          19
                             Certificates
15                         Exclusion of liability: Indemnity
                           and Warranties                                    20
16                         Termination                                       22
17                         Rights on termination                             23
18                         Miscellaneous                                     25
19                         Notices                                           25
20                         Law and Jurisdiction                              26
21                         Force Majeure                                     26
First Schedule             The Patents                                       27
Second Schedule            The Cell Lines                                    30
Third Schedule             The Genetic Material                              31
Fourth Schedule            Sub-Licence Terms                                 32

[*******] INDICATES MATERIAL THAT HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH OMITTED MATERIAL HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

THIS DEED is made the 28 day of September 2001 BETWEEN:

(1) BTG INTERNATIONAL LIMITED whose company registration number in England is 2664412 and whose registered office is at 10 Fleet Place, Limeburner Lane, London, EC4M 7SB, England, United Kingdom ("BTG"); and

(2) TOLERRX, INC a company registered under the laws of Delaware and whose principal office is at 675 Massachusetts Avenue, 14th Floor, Cambridge, MA 02139, USA ("the Licensee").

WHEREAS:

A. BTG is the registered proprietor and/or is beneficially entitled to the patents and patent applications specified in the First Schedule.

B. BTG owns or controls certain technical information and data, and the copyright in such items, all relating to the inventions which are the subject of the said patents and patent applications.

C. The Licensee has requested the grant of licences under such patents, patent applications, information and data, and BTG is willing to grant such licences on the terms set out below.

NOW in consideration of the mutual undertakings contained herein, IT IS HEREBY AGREED as follows:

1.      DEFINITIONS

1.1     IN this Agreement the following terms shall have the following meanings:

        1.1.1   "Accounting Date"       31 March, 30 June, 30 September and 31
                                        December in each year;

        1.1.2   "Accounting Period"     the period commencing on the Effective
                                        Date and ending on the next Accounting
                                        Date and each subsequent period ending
                                        on the subsequent Accounting Date and in the case of the final Accounting Period, the lesser period ending on the date of expiry or termination;

        1.1.3   "the Biological
        Material"                       (a)  the Genetic Material and any
                                        changes to the Genetic Material made by
                                        Licensee; and

                                        (b)  any biological or chemical material
                                        produced from any of the Cell Lines or
                                        the Genetic Material; and

                                        (c)  the amino-acid sequences of the
                                        antibody as set out in the claims of the Patents;

        1.1.4   "the Cell Lines"        the cell lines specified in the Second
                                        Schedule;

        1.1.5   "Chargeable
                Transaction"            the manufacture, use, sale or other
                                        disposal of a Product by the Licensee or Sub-licensee, provided always where such sale or other disposal is made by the Licensee or Sub-licensee to another company within its Group for further sale or disposal then the Chargeable
                                        Transaction shall be the first sale or
                                        other disposal outside that Group
                                        provided further that neither use of
                                        Product in research or clinical trials
                                        nor distribution of samples as part of
                                        Product promotion shall be deemed
                                        Chargeable Transactions as long as no
                                        consideration of any nature whatsoever
                                        is received by the Licensee,
                                        Sub-licensee or any Group Company in
                                        relation thereto and provided always
                                        that if on the sale or other disposal of Product by or on behalf of the Licensee, Sub-licensee or relevant Group company
                                        (as the case may be) the Product is not
                                        in Final Form then the Chargeable
                                        Transaction shall be the first sale of
                                        Product which is in Final Form;

        1.1.6   "Connected Persons"     means a person or entity that is under
                                        the Control of or that Controls or is
                                        under common Control with the Licensee
                                        or a Sub-licensee (as the context may
                                        require);

        1.1.7   "Control"               the direct or indirect ownership of more
                                        than 50% of the securities having the
                                        power to vote on or direct the affairs
                                        of the relevant entity, or the right to
                                        appoint the majority of the directors of the board or the ability to direct the management and policies, of the relevant entity;

        1.1.8   "Deductions"            normal trade discounts, charge backs,
                                        rebates and refunds and credits actually given, amounts actually written off as bad debts as evidenced in the Licensee's
                                        (or if applicable Sub-licensee's)
                                        audited accounts (provided that if such
                                        deducted amounts are subsequently
                                        received the Licensee shall account to
                                        BTG for the relevant royalties) and,
                                        where such items are specifically shown
                                        in the invoice and are actually incurred and paid by the

                                        Licensee or Sub-licensee, any
                                        government-mandated charges, surcharges, levy or assessments, sales, import or Value Added Taxes and the costs of delivery and transit insurance, but not commissions or cash discounts;

        1.1.9   "Development Plan"      a development and marketing plan for
                                        Products verified by the President and
                                        Chief Executive Officer of the Licensee
                                        as a true record of the Licensee's plans to develop, obtain necessary regulatory approvals, manufacture and commercially exploit and market Products in each of the regions of United States of America, Europe and Japan including, where appropriate, relevant milestones;

        1.1.10  "Dollars"               US dollars;

        1.1.11  "the Effective Date"    the date of this Agreement;

        1.1.12  "Europe"                those countries which are from time to
                                        time members of the European Community
                                        or the European Free Trade Association;

        1.1.13  "Final Form"            fully formulated, in final form packaged
                                        for ultimate consumer use and suitable
                                        for purchase by a purchaser or
                                        distributor who is not undertaking
                                        substantial product support and
                                        marketing (e.g., a drug wholesaler, a
                                        pharmacist or group of pharmacists, a
                                        chain of drug retailers or a hospital or central purchasing department for a group of hospitals);

        1.1.14  "the Genetic Material"  the plasmids specified in the Third schedule;

        1.1.15  "Group"                 the Licensee or a Sub-licensee (as
                                        appropriate in the context) and, as from time to time, any Connected Person of the Licensee or Sub-licensee (as applicable);

        1.1.16  "the Inventors"         Professor Herman Waldmann; Mark Frewin;
                                        Sarah Louise Bolt; Michael Ronald Clark;
                                        Scott David Gorman and Edward Graham
                                        Routledge;

        1.1.17  "Know-how"              all confidential and proprietary
                                        technical information, data, knowledge,
                                        inventions, techniques, processes,
                                        systems, formulae, records and other
                                        materials and information supplied to
                                        the Licensee hereunder and which relate
                                        to the Biological Material and the Cell
                                        Lines (including that already provided
                                        by or on behalf of the BTG prior to the
                                        Effective Date or by the Inventors to
                                        the extent that ownership of such
                                        information has been assigned by the
                                        Inventors to BTG);

        1.1.18  "Launch Date"           the first arm's length sale of Product
                                        by the Licensee or any Sub-licensee in
                                        any country following the grant of
                                        Regulatory Approval for such country;

        1.1.19  "the Licences"          the licences granted or to be granted
                                        under this Agreement;

        1.1.20  "Licensee Technology"   all inventions, patents, patent
                                        applications, information, data and
                                        materials (other than Stealth
                                        Technology) owned by Licensee at the
                                        time of termination of this Agreement
                                        and to which the Licensee has the right
                                        to grant a license and that results from research and/or development of Product and that may be used for developing, making, producing or otherwise commercialising Product;

        1.1.21  "Net Selling Price"     the price of Products the subject of a
                                        Chargeable Transaction calculated as
                                        follows:

                                        1.1.21.1   in the case of an arm's
                                                   length sale or other
                                                   disposal, the gross price as
                                                   charged or invoiced (before
                                                   taxes and discounts), less
                                                   any Deductions; or

                                        1.1.21.2   in the case of use of a
                                                   Product in a country, or of a
                                                   sale of Product in a country
                                                   in combination with a product
                                                   that is not a Product or in
                                                   combination with a service,
                                                   and if in either case there
                                                   is no price set forth for the
                                                   Product for such use or in
                                                   such combination, then the
                                                   price shall be the price of
                                                   Product in such country when
                                                   sold alone and if there is no
                                                   such sale, then the parties
                                                   shall reach agreement on a
                                                   price for the Product used in
                                                   such a process or as part of
                                                   such
                                                   a combination, and in the
                                                   absence of such agreement,
                                                   the price will be determined
                                                   by an independent auditor
                                                   (acting as an expert and not
                                                   an arbitrator) and appointed
                                                   by agreement by the parties
                                                   (or in the absence of such
                                                   agreement by the President
                                                   for the time being of The Bio
                                                   Industry Association in the
                                                   United Kingdom) with the
                                                   decision of such auditor
                                                   being final and binding on
                                                   the parties;

        1.1.22  "the Patents"           the patents and applications for patents
                                        specified in the First Schedule and any
                                        patent which may be granted pursuant to
                                        any of such applications; and

                                        1.1.22.2   any patents and applications
                                                   corresponding to such patents
                                                   and applications which may be
                                                   granted to or made by BTG in
                                                   other countries; and

                                        1.1.22.3   any re-issues or extensions
                                                   of such patents and any
                                                   Supplementary Protection
                                                   Certificates in respect of
                                                   such patents and any division
                                                   and continuations of such
                                                   applications;

        1.1.23  "Phase II Clinical
        Trial" an investigation or series of investigations to assess the efficacy and safety of a medical product in patients as approved by the appropriate Regulatory Authority, excluding specifically the first study or studies (whether approved by a Regulatory Authority or not) whose principal objective is to evaluate safety across a range or doses in a small number of subjects (Phase I);

        1.1.24  "Phase III Clinical
        Trial" an investigation or a series of investigations to assess the efficacy and safety of a medicinal product on a significantly large group of patients with the objective of obtaining Regulatory Approval and as approved by the appropriate Regulatory Authority;

        1.1.25  "Product"               a product: (i) that but for this license
                                        in the country where made, used, or sold or otherwise disposed of infringes a claim that is in force, at the time, of a Patent as to which Licensee has a license under this Agreement; or (ii) is produced from or by use of the Cell
                                        Lines, Biological Material or any
                                        fragment thereof as to which Licensee
                                        has a license under this Agreement;

        1.1.26  "Product Licence"       any licence issued by a Regulatory
                                        Authority whereby the manufacture, use,
                                        or sale or other disposal of Products is authorised;

        1.1.27  "Regulatory Approval"   the approval of the relevant Regulatory
                                        Authority for products to be placed on a market;

        1.1.28  "Regulatory Authority"  the body having responsibility for the regulation of medicinal products in a
                                        particular market;

        1.1.29  "Relevant Company"      the Licensee; each Sub-licensee; each
                                        Connected Person of the Licensee and
                                        each Sub-licensee; each member of each
                                        Group and each company acting on behalf
                                        of any of the above;

        1.1.30  "Stealth Patent"        means a patent application(s) and/or
                                        patent(s) that claims an antibody and/or use thereof that has a reduced immunological immune response other than by producing a chimeric or humanized antibody;

        1.1.31  "Stealth Technology"    Stealth Patent together with all
                                        biological and other materials, cell
                                        lines, confidential information and data in written or other permanent form in the Licensee's possession or control related to the inventions the subject of such patents or patent applications;

        1.1.32  "Sub-licence"           a written sub-licence or sub-sub-licence
                                        of any of the Licenses or any written
                                        agreement or written commitment for the
                                        grant of a sub-licence or
                                        sub-sub-licence of any of the Licenses;

        1.1.33  "Sub-licensee"          the recipient of a Sub-licence or a
                                        sub-sub-licence;

        1.1.34  "Sub-licence Terms"     the terms contained in the Fourth
                                        Schedule;

        1.1.35  "Supplementary
        Protection Certificates"        supplementary protection certificates
                                        granted pursuant to Certificates"
                                        Council Regulation (EEC) No. 1768/92
                                        ("the SPC Regulation") and any like
                                        rights granted by any government,
                                        authority or agency; and

        1.1.36  "Territory"             the World.

2.      PAYMENTS

2.1     THE Licensee shall pay to BTG:

        2.1.1 within seven (7) days of the Effective Date the sum of [*******]; and

        2.1.2   before 30 March, 2002, the sum of [*******]; and

        2.1.3 upon commencement by a Relevant Company of the first Phase III Clinical Trials of a Product in any country, the sum of [*******]; and

        2.1.4 upon receipt by a Relevant Company of the first Regulatory Approval of a Product in any country, the sum of [*******].

        2.1.5   the royalties specified in Clause 7; and

        2.1.6   the share of the down payments specified in Clause 7.6.

2.2 All sums referred to in this Agreement are not refundable. Subject to clause 7, the obligation on the Licensee to make the payments set out in clauses
2.1.3 and 2.1.4 shall be in addition to the obligation on the Licensee to pay to BTG a share of the down payments specified in Clause 7.6.

2.3 WHEN making any payment under this Agreement the Licensee shall also pay any Value Added Tax payable. Where the Licensee has to pay Value Added Tax, BTG shall provide the Licensee with a Value Added Tax invoice in respect of the relevant payment.

3.      COMMENCEMENT AND DURATION

3.1     THIS Agreement shall come into force on the Effective Date.

3.2     SUBJECT to Clauses 16 and 17:

        3.2.1 the Licences under the Patents shall continue in force in each country until all of the Patents of that country have expired;

                3.2.2 the Licences in respect of the know-how and/or the Biological Material and/or the Cell Lines shall continue in force in each country until the date on which the know-how and the Biological Material and the Cell Lines have entered the public domain in the relevant country otherwise than through

                                  * Confidential treatment requested:
                                    material has been omitted and filed
                                    separately with the Commission.

                breach or default by or through the Licensee or any Sub-licensee or any person receiving the same from them;

        3.2.3 the Agreement shall continue in force until all of the royalty obligations have expired after which the Licensee shall have a fully paid up, non-cancellable licence which is equivalent in scope to that held by the Licensee immediately before the expiry of the said royalty obligations.

3.3 THE Licensee shall be responsible for obtaining any requisite registration or governmental approval of this Agreement and of acts to be carried out pursuant to or in connection with this Agreement (including in particular that of transferring the know-how and/or Biological Material and/or the Cell Lines (or part thereof) from the UK to the USA) and the Licensee shall expeditiously take all necessary steps to obtain the same.

4.      LICENCES AND PATENTS

4.1     BTG grants to the Licensee on and from the Effective Date:

        4.1.1 Subject to Clause 5, exclusive licenses under the Patents to make, and have made Products and to use, sell, offer for sale, import and otherwise dispose of Products so made for therapeutic or preventive use in human healthcare; and

        4.1.2 non-exclusive licenses for the purposes set out in Clause 4.1.1 above to use:

                4.1.2.1   the Biological Material and the Cell Lines; and

                4.1.2.2.  the Know-how; and

                4.1.2.3   the copyright in the know-how;

        such licences are without geographical restriction and, subject to the fact that the Patents only relate to some countries, are worldwide, and are sub-licensable.

4.2 BTG shall not use and shall not grant rights to or disclose the Know-how and/or the Biological Material and/or the Cell Lines to any third party during the period from the Effective Date to the date falling ten years after the date when a Product is first put on the market within Europe by the Licensee, any Sub-licensee or any other licensee of BTG as to which BTG has the right, if any, to grant a license under this Agreement. If the Licensee loses exclusivity for the Licences under the Patents pursuant to clauses 5.1 or 5.4 then the restriction on BTG under this clause shall also terminate as regards the relevant territory.

4.3 The restriction referred to in clause 4.2 and the exclusivity of the licences under the Patents shall be qualified by and subject to the right of the Inventors to carry out non-commercial work in relation to the Cell Lines and the Biological Materials (including but not limited to by way of collaborations with third party academic institutions); in the event that such research produces a cell line which produces antibodies with the same specificity as those claimed in the Patents and such cell line and the intellectual property rights related thereto are assigned to BTG then BTG shall notify the Licensee of such assignment and (on written request by the Licensee) such cell line and intellectual property rights shall be licensed to the Licensee hereunder (and form part of the Patents, Know-how, Cell Lines or the Biological Material as appropriate).

4.4 WITHOUT prejudice to Clause 3.2, the Licences are granted for the purpose only of making, having made, using, selling, offering for sale, importing and otherwise disposing of Products during the life of this Agreement. The Licenses shall not be used for any other purpose unless and until the Know-how and the Biological Material and the Cell Lines have come into the public domain otherwise than through breach or default of the Licensee or the copyright in the Know-how has expired.

4.5 BTG shall, at the request and expense of the Licensee, execute any further formal document which may be necessary to give effect to this Agreement in any part of the Territory. Until such licence shall be granted formally, this Agreement shall take effect as a licence.

4.6 At the cost and expense of BTG, BTG shall use its reasonable endeavours to file, prosecute and maintain such of the Patents as it considers, in its sole discretion, appropriate for the purposes of commercialising Products. If BTG desires to allow any of the Patents to lapse, become abandoned or disclaimed, it shall first notify the Licensee of that fact in advance. The Licensee shall have the right, exerciseable by submission of written notice to BTG within 30 days of receipt by the Licensee of BTG's notice and subject to the following payment obligation, to require that BTG continues to file, prosecute and maintain all or any of the Patents for the remaining duration of this Agreement. The Licensee shall indemnify BTG against all out of pocket costs and expenses incurred in undertaking such actions. For the avoidance of doubt, the Licensee shall not be required to pay BTG royalties in respect of Products manufactured or sold in the country the subject of the Patents set out in the notice from BTG of intention to lapse, abandon or disclaim.

4.7 In respect of any country in which the Licenses to the Patents hereunder remain exclusive, if any of the Patents is infringed by a third party, Licensee shall have the right and option but not the obligation to bring an action for infringement, at its sole expense, against such third party in the name of BTG and/or in the name of Licensee, and to join BTG as a party plaintiff if required, provided that the Licensee shall indemnify BTG in respect of any liabilities, costs or expenses that BTG may incur as a result of the same other than those that arise out of any misconduct by BTG. The Licensee shall be obliged to satisfy such indemnity irrespective of whether any damages or other sums are received in respect of the suit. Licensee shall promptly notify BTG of any such infringement and shall consult with, and give good faith reasonable consideration to BTG's requirements BTG in relation to the prosecution of any action for such infringement. Any recovery of damages by Licensee for any such suit shall be applied first in satisfaction of any unreimbursed expenses and legal fees of Licensee relating to the suit. If requested by BTG, the Licensee shall provide BTG with evidence of the Licensee having incurred such deducted costs and expenses. The balance remaining from any such recovery shall be considered as Net Selling Price of Product subject to royalties under Clause
7.1. In the event that Licensee is unwilling, within a reasonably timely fashion to pursue an action for infringement, upon written notice to BTG by Licensee that an unlicensed third party is an infringer of a Patent, BTG shall have the right and option, but not the obligation, at BTG's cost and expense, to initiate infringement litigation and to retain any recovered damages.

        In any infringement suit, subject to this clause 4.7, if either party institutes to enforce Patents pursuant to this Agreement, the other party hereto shall, at the request of the party initiating such suit, cooperate in all reasonable respects and, to the extent possible, on receipt of reasonable notice, have its employees testify when requested and, so far as it is free to do so, make available relevant records, papers, information, samples, specimens, and the like.

5.      EXCLUSIVITY

5.1 BTG may at any time terminate the exclusivity of the Licences by giving sixty (60) days written notice to the Licensee if the grant and continuation of an exclusive Licence in the Territory would be contrary or a violation of applicable anti-trust or competition law PROVIDED THAT if the ground for termination referred to herein only relates to a particular country in the Territory, then BTG's right under this Clause 5.1 shall be restricted to that country.

5.2 IT is hereby declared that BTG has agreed to grant exclusivity in respect of the Licences under the Patents on the basis that the parties consider that this Agreement is concerned with the introduction and protection of a new technology, and by reason of the scale of research that needs to be undertaken and of the risk that is involved in manufacturing and marketing a product which is unfamiliar to users at the Effective Date.

5.3 IF the Commission of the European Communities withdraws the benefit of its Regulation 240/96, or that Regulation expires and is not replaced by another Regulation of similar or equivalent effect, the Licences shall forthwith become non-exclusive in Europe, except for such measure of exclusivity as the parties may then agree to be appropriate, taking into account the provisions of Article 81(3) of the Treaty of Rome.

5.4 Subject to receipt of notification pursuant to clause 7.13, BTG may at any time terminate the exclusivity of the Licences in any country by giving the Licensee five days (5) written notice to that effect. Such Licenses shall include the right to Sub-licence and shall be non-exclusive but otherwise on the terms hereof.

5.5 In the event that the Licenses become non-exclusive in whole or in part pursuant to Clause 5.1 and/or 5.3, then BTG will not grant any licenses with respect to the Patents and/or Biological Material and/or Cell Lines and/or the Know-how and/or the copyright in the Know-how except and only to the extent that is required by any applicable law, rule, or regulation.

5.6     In the event that the exclusivity of the License is terminated under
Section 5.1 or 5.3 then following the date of the first commercial sale in any country (by a third party licensee of the Patents other than by or on behalf of the Licensee or any Sub-licensee) of a Product in Final Form following the granting of a Product Licence in that country, the royalty rate solely in respect of the manufacture or sale of Products in that country shall be reduced to [*************] but in no event shall Licensee be paying a royalty greater than any third party granted a license under Patents.

                                  * Confidential treatment requested:
                                    material has been omitted and filed
                                    separately with the Commission.

6.      KNOW-HOW

6.1 THE Licensee shall arrange and pay the costs of and be responsible for, copying, shipment to the Licensee and storage of the Know-how and/or the Biological Material and/or the Cell Lines and such shipment and storage shall be at the Licensee's risk.

6.2 Subject to Clause 6.3, the Licensee shall, by using at least the same degree of care which it uses with respect to its own information and material of a similar nature, keep the Know-how, disclosed in writing by BTG and designated in writing by BTG as confidential, and/or the Biological Material and/or the Cell Lines confidential to the Licensee, and to such of its officers and employees and (subject to clause 6.3 and solely in respect of the know-how but not Biological Materials or Cell Lines) its consultants and advisors, as are, in each case, bound by obligations of confidence and need to be informed for the purposes of this Agreement, and shall ensure that the know-how and/or the Biological Material and/or the Cell Lines are not disclosed to others orally or in writing or by any act of transfer, save to the extent that the know-how and/or the Biological Material and the Cell Lines:

        6.2.1 as evidenced by the Licensee's written, records, were lawfully known to or lawfully possessed by the Licensee prior to its communication or transfer by or through BTG and were not communicated to or supplied to the Licensee subject to any restrictions on disclosure or use PROVIDED THAT this exemption shall not be applicable in respect of any know-how and/or Biological Material and/or Cell Lines communicated or disclosed (directly or indirectly) by any or all of the Inventors to the Licensee; or

        6.2.2 is necessarily disclosed by the sale of Products embodying any of the know-how; or

        6.2.3 is or becomes in the public domain, otherwise than by any default of the Licensee, or persons acquiring the same from the Licensee; or

        6.2.4 as evidenced by the Licensee's written records, becomes known to or in the possession of the Licensee by the action of a third party not in breach of any obligation of confidence PROVIDED THAT this exemption shall not be applicable in respect of any know-how and/or Biological Material and/or Cell Lines communicated or supplied (directly or indirectly) by any or all of the Inventors to the Licensee.

                Without limiting the effect of this clause, a combination of parts of the know-how shall not be deemed to be in the public domain by reason only that each separate part is in the public domain.

        IT is acknowledged by the Parties that, from time to time, the Inventors may act as consultants to the Company and to such extent, the Company may disclose Biological Materials and/or Cell Lines and/or know-how to the relevant Inventors, provided that they are bound by obligations of confidence no less onerous than those contained in clause 6.2 above in respect of the same.

6.3 Licensee shall have the right to disclose and permit a third party to use the Know-how and/or the Biological Material and/or the Cell Lines in pursuing and/or exercising the rights granted to Licensee under the Agreement provided that such third party agrees to confidentiality obligations no less onerous than those of Clause 6.2 and where necessary subject to the terms of a Sub-licence.

6.4 During the term of this Agreement, it is contemplated that Licensee will disclose to BTG written confidential information that is owned or controlled by Licensee or that Licensee is obligated to maintain in confidence ("Confidential Information"). BTG agrees to retain Licensee's Confidential Information disclosed to it in writing and marked as confidential in confidence and not to disclose any such Confidential Information to a third party without the prior written consent of Licensee and to use the confidential Information only for the purposes of this Agreement. The obligations of confidentiality of this clause
6.4 will not apply to Confidential Information that:

                     (i) was known or generally known to the public prior to its disclosure hereunder; or

                     (ii) subsequently becomes known to the public by some means other than a breach of this Agreement;

                     (iii) is subsequently disclosed to the receiving party by a third party without a breach of an obligation of confidentiality to Licensee; or

                     (iv) is independently developed by the employees or agents of BTG without any knowledge of the Confidential Information provided Licensee; or

                     (v) is already lawfully known to or lawfully possessed by BTG prior to its communication by the Licensee and was not supplied to BTG subject to any restrictions on disclosure or use; or

                     (vi) is required to be disclosed pursuant to any law, order of a court of competent jurisdiction or rules of any competent regulator.

6.5 The obligations of non-use and confidentiality of this Article 6 shall terminate five (5) years after termination of this Agreement.

7.      ROYALTIES

7.1 SUBJECT to Clauses 4.6, 7.2, 7.3 and 7.13 below, the Licensee shall pay to BTG in respect of Products that are Products as a result of Clause 1.1.25(i) and are the subject of Chargeable Transactions and as provided in Clause 17.2 on such Products held on termination, a royalty at the rate of [*******] on the Net Selling Price.

7.2     IF, in respect of any Chargeable Transaction all of the following apply:

        7.2.1 the Licensee is also paying patent royalties to a third party/third parties; and

                                  * Confidential treatment requested:
                                    material has been omitted and filed
                                    separately with the Commission.

        7.2.2 that the third party/parties (as the case may be) is not/are not a Connected Person(s) of the Licensee; and

        7.2.3 such patent royalties are paid under an arm's length BONA FIDE licence; and

        7.2.4 those patent royalties are for rights to patents which are deemed by the Licensee (acting reasonably) to be required for the commercialisation, manufacture or sale of the Products in question;

        7.2.5 the sum of such patent royalties with all of the characteristics set out in 7.2.1 to 7.2.4 above and the royalties payable to BTG under Clause 7.1 above would in total ("the Total Royalty") amount to more than [*******] on the Net Selling Price for that Chargeable Transaction ("the Cut-off Royalty"), then the royalty to be paid to BTG on that Chargeable Transaction shall be reduced by one half of the amount that the Total Royalty exceeds the Cut-off Royalty provided that in no event shall the royalty payable to BTG be reduced under this Clause 7.2 below [*******] on the Net Selling Price for the relevant Chargeable Transaction. (By way of illustration if the Total Royalties equal [*******] then the royalty payable to BTG would be [*******].

        If requested by BTG the Licensee shall promptly provide to BTG: (i) a copy of the relevant licence agreements supporting its requirement to pay royalties to third parties; and (ii) evidence that the conditions set out in clauses 7.2.1, 7.2.2, 7.2.3 and 7.2.4 have been fulfilled.

        FOR the avoidance of doubt, the right of set-off of Third Party Royalties under this clause 7.2 shall only apply to royalties payable under clause 7.1 and not to any other amount payable under this Agreement (including but not limited to the payments under clause 2 or the minimum payments to BTG pursuant to clause 7.3).

7.3 IF the aggregate royalty payments due to be paid by the Licensee hereunder to BTG in respect of any of the following calendar years are less than the minimum sums set out below for that year, then the Licensee shall pay BTG the amount by which the actual royalties payable fall short of the relevant minimum sum as follows:

Period                                             Minimum Sum
--------------------------------------------------------------
The 12 month period starting on                    [*******]
January 1st in the next calendar year
immediately following the Launch Date
("Year 1").
--------------------------------------------------------------
The 12 month period immediately                    [*******]
following the end of Year 1 ("Year 2")
--------------------------------------------------------------
The 12 month period immediately                    [*******]
following the end of Year 2 ("Year 2")

7.4     ROYALTY shall only be payable once in respect of the same Product.

                                  * Confidential treatment requested:
                                    material has been omitted and filed
                                    separately with the Commission.

7.5 THE Licensee shall at the request of BTG provide half-yearly forecasts of the amount of royalties likely to be payable under this Agreement.

7.6 Subject to Clause 7.8, in respect of each lump sum payment (as opposed to royalties paid as a consequence of actual sales of Products) and non-cash consideration received by the Licensee (or by any Connected Person of the Licensee) from a third party for rights granted under a Sub-licence, or for distribution rights in respect of the Products including, without limitation, any payments for an option to a Sub-licence, or upon the exercise of any such options, signature fees, milestone payments and any other lump sum payments under licences; the Licensee shall in accordance with clause 7.7 pay to BTG the following percentage of such sums:

        7.6.1 [*******] of such payments if at the time of grant of the Sub-licence the Licensee has not granted such licensee a license in respect of Stealth Patent; and

        7.6.2 [*******] of such payments if, at the time of grant of the Sub-licence, the Licensee has granted a license in respect of Stealth Patent and such grant is prior to commencement of a Phase II Clinical Trial of a Product; and

        7.6.3 [*******] of such payments for a Sub-license entered into after commencement of a Phase II Clinical Trial of a Product that the manufacture, use or sale thereof at the time of grant, would infringe a claim of a patent or patent application that is a Stealth Patent.

        Notwithstanding the preceding sentence with respect to any such payments received with respect to a milestone for a Product that the manufacture, use or sale of which does not, at the time of payment, infringe a claim of a patent application or patent that is a Stealth Patent, Licensee shall pay BTG [*******] of any such milestone payment.

For the purposes of this clause 7.6, the following shall be excluded: (a) royalties; and (b) amounts received in respect of the research and/or development of the Product, provided that such sums are actually expended by or on behalf of the Licensee on such research and/or development within twenty-four
(24) months of receipt. In order to exclude any payment in accordance with (a) or (b) above, if requested by BTG; the Licensee shall provide evidence to BTG's reasonable satisfaction that the payments fall in either category. For the purposes of this Clause 7.6 monies paid for securities of Licensee shall be excluded to the extent that such payment does not exceed the fair market value of the securities. IN addition if Licensee receives non-cash consideration under a Sub-license the fair market value of the non-cash consideration shall be subject to the payment provisions of this Clause 7.6.1.

7.7 THE Licensee shall, within thirty (30) days of receipt by the Licensee (or by any Connected Person of the Licensee or Sub-licensee) of each of each lump sum payment and non cash consideration notify BTG of and provide full details of each such lump sum payment and non-cash consideration. At the same time as it gives BTG such notification the Licensee shall pay BTG the sum or sums due.

                                  * Confidential treatment requested:
                                    material has been omitted and filed
                                    separately with the Commission.

7.8 WITH regard to payments received for equity or non-cash consideration the Licensee shall make its own valuation but BTG may challenge such valuation in writing. On receipt of either type of challenge the Licensee shall promptly obtain an independent auditor's certificate specifying the valuation made by the auditor. Both parties shall abide by the auditor's certificate and shall rectify any overpayment or underpayment (as the case may be).

7.9 Where Sub-licences are granted by the Licensee prior to the initiation of the first Phase III Clinical Trial of Products and the Licensee receives a lump sum payment in respect of such initiation of the first phase III Clinical Trial of Products, then the Licensee may offset against its obligation to make payment to BTG under clause 7.6 above, up to [*******]. No provision of this clause 7 shall reduce the amount of the payment required to be made by the Licensee to BTG under clause 2.1.3.

7.10 Where Sub-licences are granted by the Licensee prior to the receipt of the first Regulatory Approval of a Product in any country and the Licensee receives a lump sum payment in respect of such first Regulatory Approval, then the Licensee may offset against its obligation to make payment to BTG under clause 7.6 above, up to [*******]. No provision of this clause 7 shall reduce the amount of the payment required to be made by the Licensee to BTG under clause 2.1.4.

7.11 If the Licensee licenses Stealth Technology and/or Licensee Technology to a Sub-licensee with the intention or result that such Sub-licensee develops, makes, has made, sells, has sold or otherwise disposes of Products which incorporate the Stealth Technology and/or Licensee Technology and/or Results, then all lump sum payments received from such Sub-licensee for Stealth Technology and/or Licensee Technology for use with respect to Product (whether recorded as relating to the Sub-licence or the licence to Stealth Technology and/or Licensee Technology) shall be considered payments to which the revenue sharing obligations of clause 7.6 apply.

7.12 The Licensee hereby represents and warrants that, with respect to a chemical substance that binds to CD3 antigen, as at the Effective Date and subject to the terms of this Agreement, it presently only intends to develop (itself or via a Relevant Company) a chemical substance which is an antibody (or a derivative or conjugate thereof) against human CD3 antigen that is claimed in a Patent.

7.13 On initiation of the first clinical trial by a Relevant Company in respect of each antibody (or a derivative or conjugate thereof) against human CD3 antigen, the Licensee shall, within seven (7) days of such event, provide BTG with written confirmation of whether Licensee believes that the antibody in question at the time:

(a) infringes a claim of any of the Patent; and/or

(b) is produced from the Biological or the Cell Lines.

In the event that such confirmation indicates that any one or more of the conditions set out in paragraphs (a) or (b) above are not satisfied, the Licensee shall provide evidence to BTG to verify that fact.

                                  * Confidential treatment requested:
                                    material has been omitted and filed
                                    separately with the Commission.

                7.13.1 If the antibody (or a derivative or conjugate thereof) in question satisfies condition (b) but not (a) above, then:

                     (i) BTG shall have the right to terminate the exclusivity of the Licenses which shall continue as non-exclusive Licenses as set out in clause 5.4 with Licensee having the right to grant sublicenses thereunder; and

                     (ii) the royalty rate for such Products (but not other
                          Products) shall, in respect of the relevant countries be reduced to [*******] with such royalty only being payable in each country for ten (10) years from the date of the first commercial sale of the Product in that country following the granting of a license issued by a Regulatory Authority for the manufacture, use, sale or other disposal of such Products in that country.

8.      ACCOUNTING FOR ROYALTIES

8.1     THE Licensee shall:

        8.1.1 keep true and detailed accounts and records of all royalties and other sums due under this Agreement;

        8.1.2 within thirty days after each Accounting Date deliver to BTG a statement of all royalties and other sums due for the Accounting Period ended on that Accounting Date showing separately the Chargeable Transactions in each country, and (where relevant), the rate of exchange used or, if it be the case, a statement that no royalties are due;

        8.1.3   send with the above statement the amount shown to be due;

        8.1.4 immediately and without demand send to BTG the difference between an amount already paid and the correct amount shown to be due and payable as a result of verification under Clause 10.

8.2 IN each year the Licensee shall within thirty days (30) after approval of the Licensees annual report and accounts at the Licensee's shareholders meeting, deliver to BTG a copy of such annual report and accounts for each such year.

8.3 ON termination or expiry, the final statement shall be delivered within thirty days of termination or expiry and shall include details of royalties on all Products being manufactured and all Products manufactured but not yet disposed of.

8.4 IF the Licensee defaults in payment of the royalties and other sums due within the period stated above, the amount due shall bear compound interest, accruing from day to day, at the rate per annum of Four per cent (4%) above the Base Rate for the time being of the National Westminster Bank p.l.c.

                                  * Confidential treatment requested:
                                    material has been omitted and filed
                                    separately with the Commission.

9.      CURRENCY AND TAXES

9.1 ALL payments shall be made in sterling to [*******] or as otherwise directed by BTG. Any necessary currency conversion shall be at the rate at which English bank transfers are made on the last business day of the period to which the relevant sales and royalty statement relates.

9.2 PAYMENTS shall be made without deduction, other than such amount as the Licensee is required to deduct or withhold by law. In regard to any such deduction, the Licensee shall use all reasonable endeavours to assist BTG to claim recovery or exemption under any double taxation or similar agreement. Evidence as to the payment of such tax or sum withheld shall, on request, be given by the Licensee to BTG.

10.     VERIFICATION

10.1 THE Licensee shall permit any authorised representative appointed by BTG, upon reasonable notice, access to the premises of the Licensee and access to the accounts, records and relevant documentation of the Licensee and shall provide such information and explanations as the representative shall require to verify the statements and to satisfy BTG that the provisions of this Agreement are being complied with. The representative shall also be permitted to take copies and extracts. If the verification discloses an underpayment to BTG of more than 5% of the amount due the Licensee shall promptly on demand reimburse BTG the fees and costs of the representative, and the reasonable costs incurred by BTG in respect of the verification. The Licensee shall also provide to such representative, if so requested, reasonable assistance and information to establish that the relevant transactions are at arm's length.

10.2 BTG and its authorised representatives shall keep confidential any information which it may acquire in the exercise of its rights under this Clause 10 with the exception of information which was already known to it, or which BTG is required to disclose by law or the requirements of any regulator, or which is or becomes in the public domain otherwise than by any default of BTG.

11.     SUSPENSION OF ROYALTIES AND PAYMENTS

If any of the following events shall occur in respect of the Patents:

11.1 any patent application is finally refused so that the grant of a patent thereon is unobtainable; or

11.2    any patent application is abandoned or withdrawn; or

11.3    any patent lapses; or

11.4 any patent is declared invalid or unenforceable by a court or tribunal of competent jurisdiction;

then the royalties payable solely in respect of such patent application or patent shall cease after the date of the relevant event, but BTG shall be entitled to all sums which shall have then already fallen due, and whether paid or unpaid at such date. If such patent application is reinstated or such patent is restored or is subsequently established as being valid and enforceable, royalties shall again become payable, together with all

                                  * Confidential treatment requested:
                                    material has been omitted and filed
                                    separately with the Commission.

royalties which would have been payable if the relevant event had not occurred.

11.5 In the event that BTG is in material breach of any of the warranties under clause 15.6 or is in material breach of any of BTG's obligations under this Agreement, upon written notice from Licensee to BTG specifying the breach, unless such breach is cured within sixty (60) days after such notice, Licensee may discontinue all payments under this Agreement without being in breach of this Agreement until BTG cures the breach set forth in such notice, save that once BTG has cured the applicable breach such amounts shall again become payable as if the relevant breach had not occurred.

12.     UNDERTAKINGS BY THE LICENSEE

THE Licensee:

12.1 shall not at any time make any use of the Know-how and/or the Biological Material and/or the Cell Lines other than for the purposes of the Licences;

12.2 shall have full control, authority and responsibility for development, registration and commercialisation of Products.

12.3 shall deliver the Development Plan to BTG within three (3) months of the Effective Date and on each anniversary of the Effective Date deliver to BTG an updated Development Plan (which shall provide for no less timely development and commercialisation of Products in the Territory than as set out in the initial Development Plan). BTG and the Licensee shall seek to agree the initial Development Plan by good faith discussions within the period of 30 days from the date of receipt of the Development Plan by BTG. In addition, the Licensee shall further deliver to BTG at intervals of six (6) months short written reports of the evaluation, development, regulatory and commercialisation work, manufacture, use and sales carried out by and for the Licensee in relation to Products during the preceding six month period. Such reports shall also contain details of all studies and estimated time scales for the initiation and completion of the various regulatory stages and the development of and commercial prospects for Products. The Licensee shall arrange for its staff to answer any reasonable questions that BTG may raise with such question and answer sessions to be either on the telephone or at a meeting (as reasonably requested by BTG).

12.4 undertakes to BTG that when selling Product as part of a package with other products the Licensee shall ensure that it does not favour the other products, or discriminate against the Product, in terms of pricing, discounts, or in any other way which would adversely affect the royalties due to BTG under this Agreement;

12.5 shall use reasonable commercial efforts to develop Products in accordance with the Development Plan (with the efforts of Sub-licensees, members of the Licensee's Group and collaborators being considered as efforts of the Licensee in this regard);

12.6 shall use all reasonable commercial endeavours to market and sell and to continue to market and sell Products in the Territory following receipt of a Product Licence;

12.7 on obtaining each Regulatory Approval and/or Product Licence, or the like in relation to Products, promptly deliver to BTG a copy of the same; and

12.8 shall give BTG written notice with seven (7) days of the Launch Date for each country.

13.     MARKING

THE Licensee shall legibly mark the Products or, if not practicable, then any associated packaging or literature, with the relevant patent or application number.

14.     SUPPLEMENTARY PROTECTION CERTIFICATES

14.1 IN the event that BTG wishes to make any application for a Supplementary Protection Certificate or Certificates in respect of Products the Licensee shall promptly take all necessary steps to facilitate such application.

14.2    IN particular, but without limitation, the Licensee shall:

                14.2.1 promptly notify BTG of the number and date of the first and any subsequent authorisation to place Products on the market in any country in which BTG may be able to apply for any extension of the Patents or Supplementary Protection Certificate;

                14.2.2 promptly and free of charge provide to BTG:

                         14.2.2.1 a copy of every authorisation fulfilling the requirements of Article 8.1(b) of the SPC Regulation (and of any additional applicable requirements imposed by relevant national law) in respect of all Products;

                         14.2.2.2 additional information fulfilling the requirements of Article 8.1(c) of SPC Regulation and a copy of the notice publishing the authorisation in the appropriate official publication (and information and documents fulfilling any additional requirements imposed by relevant national law);

                14.2.3 permit use of documents and information provided pursuant to this clause for the purpose of such application for a

                Supplementary Protection Certificate or Certificates.

14.3 BTG shall be entitled to disclose any Regulatory Approval or Product Licence or any part thereof to any relevant authorities for the purposes of obtaining a Supplementary Protection Certificate in respect of the Products or any extension of the Patents.

14.4 BTG shall notify the Licensee of the grant of every Supplementary Protection Certificate in respect of Products.

14.5 BTG shall not be obliged to apply for grant of any Supplementary Protection Certificates.

14.6 FOR the avoidance of doubt the Licensee shall not be entitled to make an application for or participate in negotiations for grant of any Supplementary Protection Certificate.

15.     EXCLUSION OF LIABILITY; INDEMNITY AND WARRANTIES

15.1 SAVE as expressly stated herein, no representation condition or warranty whatsoever is made or given by or on behalf of BTG. All conditions and warranties, arising by operation of law or otherwise:

        15.1.1 to the effect that any of the Patents or the Know-how or the copyright therein are valid or enforceable, or

        15.1.2 to the effect that any of the acts hereby licensed or agreed to be licensed by BTG will not infringe the rights of third parties; or

        15.1.3 in relation to the provision or use of the Know-how or its fitness for purpose, accuracy or completeness; or

        15.1.4 in relation to the provision, storage or use of the Biological Material and/or the Cell Lines or its fitness for purpose or completeness;

        are hereby expressly excluded. For the avoidance of doubt in relation to 15.1.1, 15.1.2 and 15.1.4 above, the Licensee hereby acknowledges that it may require licences from third parties to utilise the Biological Material and/or the Cell Lines.

15.2 BTG shall be under no liability whatsoever to the Licensee (whether in negligence or otherwise, in contract or in tort) for any expense, loss, death, damage or injury of any kind (including any loss of profit or consequential damage) sustained by the Licensee or any third party which arises directly or indirectly from any cause or circumstance referred to in sub-clause 15.3 below.

15.3 THE Licensee acknowledges that it bears all risks and liabilities associated with its own activities under this Agreement. Subject to Clause 15.5 the Licensee shall indemnify BTG against all claims and actions by and all damages awarded to any third party against BTG (and any related costs and expenses) which arise directly or indirectly from:

        15.3.1 the evaluation, development, manufacture, use, storage, transportation, sale or disposal of Products by the Licensee or any Sub-licensee or any persons on their behalf; or

        15.3.2 the use of the Patents or copyright in the Know-how by the Licensee or any Sub-licensee or any persons on their behalf; or

        15.3.3 the provision to, evaluation by or use of the Know-how by the Licensee or any Sub-licensee or any persons on their behalf; or

        15.3.4 the provision, storage, transportation, evaluation or use of the Biological Material and/or the Cell Lines by the Licensee or any Sub-licensee or any persons on their behalf; or

        15.3.5 the use by the Licensee or any Sub-licensee or any persons on their behalf any technical or other advice given by BTG or any of its officers, employees or agents to the Licensee or from any reliance by the Licensee or any third party thereon.

15.4 UPON the initiation of clinical trials to be conducted by the Licensee hereunder and for six (6) years after termination of this Agreement the Licensee shall, at its own cost effect and maintain in force with reputable insurers, adequate insurance in respect of the development, storage, manufacture, use and supply of Products and/or the Biological Material and/or the Cell Lines and shall provide evidence of such insurance to BTG on request. Any consequent policy shall name BTG as additional insured; waive any right of subrogation of the insurers against BTG; be primary and without right of contribution from other insurance which may be available to BTG. In the event that a court determines that the Licensee has failed to meet its obligations to obtain or maintain adequate insurance, BTG may terminate this Agreement provided however that this Agreement may not be terminated on this ground unless the Licensee has been given at least ninety (90) days to cure such failure and has failed to do so.

15.5 Licensee shall have the right to control the defense compromise or settlement of any action or claim to be indemnified under Clause 15.3 and BTG shall use all reasonable endeavours to cooperate with Licensee and Licensee's counsel in the defense of any such claim or action. Licensee shall have the right to select counsel. BTG shall not settle or compromise any claim, action or damages without the written consent of Licensee and the indemnification shall not apply to any claim, action or damages that is settled or compromised without such consent. BTG shall promptly notify Licensee of any claim or action that is to be indemnified and the failure to do so shall relieve Licensee of its indemnification and defense obligations. The indemnification shall not apply to any claim or action that arises from the intentional conduct or wrong doing (or intentional failure to act when required to do so) of BTG.

15.6 BTG warrants and represents that, as at the date hereof: (i) it owns all right, title and interest in and to the Patents, Biological Material (other than in respect of any changes to the Genetic Material made by the Licensee) and Cell Lines licensed under the Agreement to the extent necessary to grant the rights granted to the Licensee hereunder; (ii) except as set forth in Clause 4.3 no other person or entity has any rights or license or interest in or to the Patent, Biological Material (subject to the above exclusion) or Cell Lines; (iii) it has the right to grant the rights and licenses granted hereunder and that this Agreement validly grants to Licensee the rights and licenses granted hereunder; (iv) that, except as specifically permitted herein, BTG will not grant any rights or licenses to any third party in or to the Patents, Biological Material (as described above) or Cell Lines; and (iv) except for the patents, as far as it is aware, BTG does not own or control any patent or patent application that would necessarily be infringed by manufacture, use or sale of all and any Products.

16.     TERMINATION

16.1 THE Licensee may, at any time, terminate this Agreement or any of the Licences, with or without breach of this Agreement by BTG, by giving not less than three (3) months notice to that effect. In such notice the Licensee must specify whether it is terminating on account of breach by BTG, and, if it is, must give details of that breach.

16.2 Subject to Clause 16.4, BTG may terminate this Agreement, or any of the Licences or any exclusive rights, upon the happening of any of the following events:

        16.2.1 if any royalties or other sums payable remain unpaid after the due date; or

        16.2.2 if the Licensee is in material breach of any of the terms or obligations of this Agreement, other than a payment obligation; and other than an obligation under Section 12.5, with the provisions of Section 16.3.1. governing any such termination.

        16.2.3 if in the United Kingdom the Licensee has a Receiver or an Administrative Receiver or Administrator appointed of the whole, or any part, of its undertaking or assets, or in any other country has an officer appointed to perform a function analogous to that of a Receiver, Administrative Receiver or Administrator; or if an order is made, or a resolution passed, for winding-up or administering the Licensee, (unless such order or resolution is part of a scheme of solvent reconstruction of the Licensee which has previously been approved by BTG which approval shall not be unreasonably withheld);

        16.2.4 if the Licensee directly or indirectly opposes or assists any third party to oppose the grant of any of the Patents or disputes or directly or indirectly assists any third party to dispute the validity of any of the Patents or the confidentiality of the Know-how, except in an action or suit brought by BTG against Licensee.

16.3

16.3.1  BTG shall have the right to terminate this Agreement if the Licensee:

        (i) at any time the Licensee ceases active development and/or commercialisation of Products by reference to the latest 6 month report produced by the Licensee under clause 12.3 (with the efforts of Sub-licensees, members of the Licensee's Group and collaborators being considered as efforts of the Licensee in this regard);

        (ii) subject to clause 16.3.3, fails to initiate the clinical trials of Products (which for the purposes of this clause 16.3 shall include clinical trials undertaken or sponsored by the Licensee or any Sub-licensee) by January 1, 2004; or

        (iii) subject to clause 16.3.2, is twelve months or more behind schedule on achievement of any milestone as per the Development Plan then BTG may, as its sole and exclusive remedy for such delay, serve on the Licensee a notice of termination of this Agreement and that notice shall have effect six months after the date of service unless within that period, the Licensee shall have achieved the relevant Development plan milestone.

16.3.2 BTG shall not have the right of termination under clause 16.3.1 (iii), if the Licensee is using all reasonable endeavors in the circumstances to develop and to progress towards the marketing of Products in a timely manner and is prevented from meeting a milestone in the Development Plan due to technical, safety or efficacy problems outside its reasonable control (including any significant problems arising under any clinical trials relating to Product). In event of such delays, the Licensee shall promptly give notice in writing to BTG of the relevant delay and give evidence to BTG relating thereto. The Licensee shall deliver to BTG within 2 months of the date of such notice, a revised Development Plan to take into account such matters and BTG's right of termination under clause 16.3.1(iii) shall apply equally to such revised Development Plan.

16.3.3 BTG shall only have the right to terminate this Agreement under clause 16.3.1(ii), if (a) BTG has provided written notice that it will terminate this Agreement under that clause and (b) within thirty (30) days after receipt of such written notice Licensee has not paid BTG fifty thousand dollars ($50,000). If fifty thousand dollars is paid to BTG under this section 16.3.3 such amount shall be fully creditable against any future payments to be made by Licensee under clauses 2 or 7 of this Agreement.

16.4 With respect to clause 16.2, BTG shall serve on the Licensee a written notice of termination of the Agreement or any of the Licences or any exclusive rights that specifies the breach and that notice shall have automatic effect sixty (60) days after the date of service, unless within that period the Licensee shall have remedied the breach.

16.5 This Agreement and the rights and licenses granted hereunder may be terminated or modified only as expressly set forth in a provision of this Agreement.

17.     RIGHTS ON TERMINATION

17.1 TERMINATION (or expiry) of this Agreement, or of any of the Licenses, shall be without prejudice to any rights of either party against the other which may have accrued up to the date of termination.

17.2 ON termination of this Agreement for whatever cause the Licensee shall pay to BTG royalty in respect of all Products being manufactured at the date of termination and all Products manufactured and not yet sold. The Licensee shall then be free to sell or dispose of Products on which royalty has been paid.

17.3    TERMINATION of this Agreement for any reason shall not bring to an end:

        17.3.1  the provisions of clause 4.4;

        17.3.2 the confidentiality obligations of Clause 6.2 until the Know-how and the Biological Material and the Cell Lines shall have come into the public domain otherwise than through the breach or default of the Licensee;

        17.3.3 the obligations of the Licensee in respect of the accounting for, payment of and verification of payments and royalties under Clauses 2, 7, 8, 9, 10, 17.2, 17.4 and 17.5;

        17.3.4 the obligations contained in Clause 13 in relation to any Products falling within Clause 17.2;

        17.3.5  the obligations contained in Clause 15;

17.4 ON early termination the Licensee shall/shall procure transfer to BTG or destruction (at BTG's option, and in the former case at BTG's expense) of the Know-how and all copies and/or the Biological Material and/or the Cell Lines (other than those that include stealth Technology).

17.5 On early termination of this Agreement or the Licenses (except where the termination is for breach by BTG) the Licensee shall within sixty (60) days of BTG's request grant to BTG a non-exclusive license with respect to Licensee Technology to make, use, sell have made, offer for sale, and import Product on commercially reasonable terms, including the right to grant sublicenses. If the parties fail to reach agreement with respect to the terms, either party shall have the right to submit the terms upon which agreement has not been reached to binding arbitration to a single arbitrator to be agreed between the parties (or in default nominated by the President for the time being of The Bio Industry Association in the United Kingdom). Such reference shall be in London, and shall be deemed to be an arbitration agreement within the meaning of the Arbitration Acts 1996 or any re-enactment or modification thereof for the time being in force.

17.6 With respect to Stealth Technology, upon written request of BTG within sixty (60) days after termination of this Agreement (except where termination is for breach by BTG), Licensee shall negotiate with BTG with respect to granting a license to BTG with respect to Stealth Technology in connection with Product to the extent that Licensee has the ability to do so. Licensee is under no obligation to enter into such a license and has no liability to BTG for failure to grant such a license. The granting of the license and/or the terms on which such a license will be granted is within the sole discretion of Licensee.

17.7 Subject to the following sentence, on termination of this Agreement, BTG shall, if requested to do so by the Licensee or a Sub-licensee, enter into a licence agreement on the terms of this Agreement with the relevant

Sub-licensees. It is acknowledged that BTG shall not be obliged to enter into a licence with any Sub-licensee who is in breach of its Sub-licence.

At the request of Licensee, BTG shall acknowledge to a sub-licensee in writing BTG's obligations under this clause 17.7.

18.     MISCELLANEOUS

18.1 THE Licensee shall not assign, charge or otherwise dispose of any of its rights or obligations under this Agreement, or any of the Licences except that the Licensee may by submission of written notice to BTG, require this Agreement to be transferred by way of novation, to a wholly owned Subsidiary or an acquiror in the case of a merger,- or consolidation or in the case of an acquisition or transfer of all or substantially all of the Licensee's assets to which this Agreement relates as long as, at the date of the novation the Licensee's rights under this Agreement do not represent all, or substantially all of the Licensee's assets. The Licensee shall reimburse BTG its reasonable legal costs in respect of any such novation. For the avoidance of doubt, it is declared that in any such assignment the assignor must transfer all of the Know-how and Biological Materials to the beneficiary of the novation. Clause 6.2 shall continue to bind the Licensee in the event of such novation.

18.2 The Licensee may grant Sub-Licences (including the right to sub-sub-license) by written agreement but only on the Sub-Licence Terms.

18.3 THE failure by either party to exercise or enforce any rights under this Agreement shall not be deemed to be a waiver of any such rights, nor shall any single or partial exercise of any right, power, or privilege, or further exercise thereof, operate so as to bar the exercise or enforcement thereof at any later time.

18.4 THE waiver by either party of any breach of any of the terms of this Agreement by the other shall not be deemed to be a waiver of any other breach of the Agreement.

18.5 IF any part or provision of this Agreement is prohibited, or rendered void or unenforceable, by any legislation, the validity or enforceability of the Agreement as a whole or of any other part of this Agreement shall not be affected.

18.6 THE rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law or in equity.

18.7 THE Licensee shall not originate any publicity, news release, or other public announcement, written or oral, whether to the public press, to shareholders or otherwise, relating to this agreement, to any amendment hereto or to performance hereunder or to the existence of an arrangement between the parties without the prior written approval of BTG (such approval not to be unreasonably withheld or delayed). However this restriction shall not apply to disclosures required by law or necessary to comply with the rules of any securities market or applicable regulatory authority.

19.     NOTICES

19.1 ANY notice authorised or required to be given by either party under this Agreement to the other party, shall be in writing, and shall be deemed

The COMMON SEAL of BTG
INTERNATIONAL LIMITED was
affixed to this Deed in the
presence of:

[SEAL]                                  /s/ [ILLEGIBLE]
                                        Director/Authorised Signatory

                                        /s/ [ILLEGIBLE]
                                        Authorised Signatory


The COMMON SEAL of TOLERRX, INC
was affixed to this Deed in the
presence of:

                                        /s/ Douglas J. Ringler
                                        Director

                                        /s/ Julio Vega
                                        Secretary